FACEBOOK, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and related notes present the historical condensed combined financial information of Facebook, Inc. and its wholly owned subsidiaries (hereinafter referred to as "Facebook", "we," "our," "us" and similar terms unless the context indicates otherwise) and WhatsApp Inc. ("WhatsApp") after giving effect to Facebook's acquisition of WhatsApp that was completed on October 6, 2014 (the "Acquisition Date"). The unaudited pro forma condensed combined financial information gives effect to our acquisition of WhatsApp based on the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined balance sheet as of June 30, 2014 is presented as if the acquisition of WhatsApp had occurred on June 30, 2014. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2014 and the year ended December 31, 2013 are presented as if the acquisition had occurred on January 1, 2013. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the proposed acquisition, (2) factually supportable, and (3) with respect to the condensed combined statements of income, expected to have a continuing impact on the combined results.
The determination and preliminary allocation of the purchase consideration used in the unaudited pro forma condensed combined financial information are based upon preliminary estimates, which are subject to change during the measurement period (up to one year from the Acquisition Date) as we finalize the valuations of the net tangible and intangible assets acquired.
The unaudited pro forma adjustments are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future. The actual results reported by the combined company in periods following the acquisition may differ significantly from those reflected in these unaudited pro forma condensed combined financial information for a number of reasons, including cost saving synergies from operating efficiencies and the effect of the incremental costs incurred to integrate the two companies.
The unaudited pro forma condensed combined financial information should be read in conjunction with our historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2013, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, the historical financial statements of WhatsApp for the year ended December 31, 2013, and the historical unaudited financial statements of WhatsApp as of and for the six months ended June 30, 2014 contained in this Form 8-K/A.

FACEBOOK, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2014
(in millions)
	Historical
	Facebook, Inc.	WhatsApp Inc.	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$4,384	$152	$(152)	(a)	$4,384
Marketable securities	9,572	—	(4,437)	(a)	5,135
Accounts receivable, net	1,190	—	—		1,190
Prepaid expenses and other current assets	411	8	83	(a)	502
Total current assets	15,557	160	(4,506)		11,211
Property and equipment, net	3,334	16	6	(b)	3,356
Goodwill and intangible assets, net	1,672	—	18,097	(c)	19,769
Other assets	206	2	158	(a)	366
Total assets	$20,769	$178	$13,755		$34,702

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$146	$5	$—		$151
Developer partners payable	176	—	—		176
Accrued expenses and other current liabilities	666	15	15	(d)	696
Deferred revenue and deposits	53	20	(9)	(b)	64
Current portion of capital lease obligations	173	—	—		173
Total current liabilities	1,214	40	6		1,260
Capital lease obligations, less current portion	153	—	—		153
Deferred revenue, non-current portion	—	32	(16)	(b)	16
Other liabilities	1,056	15	920	(b) (e)	1,991
Total liabilities	2,423	87	910		3,420

Stockholders' equity:
Preferred stock	—	420	(420)	(f)	—
Common stock	—	—	—		—
Additional paid-in capital	13,759	334	12,793	(g)	26,886
Accumulated other comprehensive loss	(5)	—	—		(5)
Retained earnings (accumulated deficit)	4,592	(663)	472	(g)	4,401
Total stockholders' equity	18,346	91	12,845		31,282
Total liabilities and stockholders' equity	$20,769	$178	$13,755		$34,702

See notes to unaudited pro forma condensed combined financial information

FACEBOOK, INC
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2013
(in millions, except per share data)

	Historical
	Facebook, Inc.	WhatsApp Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenue	$7,872	$10	$—		$7,882
Costs and expenses
Cost of revenue	1,875	53	46	(c) (h)	1,974
Research and development	1,415	77	1,086	(c) (h)	2,578
Marketing and sales	997	—	462	(c) (h)	1,459
General and administrative	781	19	10	(h)	810
Total costs and expenses	5,068	149	1,604		6,821
Income (Loss) from operations	2,804	(139)	(1,604)		1,061
Interest and other income/(expense), net	(50)	—	—		(50)
Income (Loss) before provision for income taxes	2,754	(139)	(1,604)		1,011
Provision for (Benefit from) income taxes	1,254	(1)	(559)	(j)	694
Net income (loss)	$1,500	$(138)	$(1,045)		$317
Less: Net income attributable to participating securities	9	—	(6)	(k)	3
Net income (loss) attributable to Class A and Class B common stockholders	$1,491	$(138)	$(1,039)		$314
Earnings per share attributable to Class A and Class B common stockholders:
Basic	$0.62				$0.12
Diluted	$0.60				$0.12
Weighted-average shares used to compute earnings per share attributable to Class A and Class B common stockholders:
Basic	2,420		170	(l)	2,590
Diluted	2,517		168	(l)	2,685

See notes to unaudited pro forma condensed combined financial information

FACEBOOK, INC
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2014
(in millions, except per share data)

	Historical
	Facebook, Inc.	WhatsApp Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenue	$5,412	$15	$—		$5,427
Costs and expenses
Cost of revenue	936	44	11	(c) (h)	991
Research and development	947	68	483	(c) (h)	1,498
Marketing and sales	681	—	231	(c) (h)	912
General and administrative	384	135	(12)	(h) (i)	507
Total costs and expenses	2,948	247	713		3,908
Income (loss) from operations	2,464	(232)	(713)		1,519
Interest and other income/(expense), net	(4)	(1)	—		(5)
Income (loss) before provision for income taxes	2,460	(233)	(713)		1,514
Provision for income taxes	1,027	—	(275)	(j)	752
Net income (loss)	$1,433	$(233)	$(438)		$762
Less: Net income attributable to participating securities	6	—	(1)	(k)	5
Net income (loss) attributable to Class A and Class B common stockholders	$1,427	$(233)	$(437)		$757
Earnings per share attributable to Class A and Class B common stockholders:
Basic	$0.56				$0.28
Diluted	$0.55				$0.27
Weighted-average shares used to compute earnings per share attributable to Class A and Class B common stockholders:
Basic	2,552		172	(l)	2,724
Diluted	2,609		175	(l)	2,784

See notes to unaudited pro forma condensed combined financial information

FACEBOOK, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	BASIS OF PRO FORMA PRESENTATION
The unaudited pro forma condensed combined balance sheet as of June 30, 2014 combines our historical condensed consolidated balance sheet with the historical condensed balance sheet of WhatsApp and has been prepared as if our acquisition of WhatsApp had occurred on June 30, 2014. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2014 and for the year ended December 31, 2013 combine our historical condensed consolidated statements of income with WhatsApp's historical statements of operations and have been prepared as if the acquisition had occurred on January 1, 2013. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the proposed acquisition, (2) factually supportable, and (3) with respect to the condensed combined statements of income, expected to have a continuing impact on the combined results.
We have accounted for the acquisition in this unaudited pro forma condensed combined financial information using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805”). In accordance with ASC 805, we use our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the Acquisition Date. Goodwill as of the Acquisition Date is measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired.
The pro forma adjustments described below were developed based on Facebook management’s assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from WhatsApp based on preliminary estimates of fair value. The final purchase consideration and the allocation of the purchase consideration will differ from that reflected in the unaudited pro forma condensed combined financial information after final valuation procedures are performed and amounts are finalized following the completion of the acquisition.
The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.
The unaudited pro forma condensed combined financial information does not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions or other restructurings that could result from the acquisition.
The following reclassifications have been made to the presentation of WhatsApp’s historical financial statements in order to conform to Facebook’s presentation:

•	WhatsApp’s restricted cash, current of $6 million was reclassified as prepaid expenses and other current assets;

•	WhatsApp’s restricted cash of $2 million was reclassified as other assets;

•	WhatsApp's early exercise liabilities, current portion of $1 million was reclassified as accrued expenses and other current liabilities; and

•
WhatsApp’s facility lease financing liability of $13 million, early exercise liabilities, non-current portion of $1 million and deferred rent, non-current portion of $1 million were reclassified as other liabilities.

2.	PRELIMINARY PURCHASE CONSIDERATION AND RELATED ALLOCATION
Pursuant to the merger agreement, we issued 177,760,669 shares of our Class A common stock and paid $4.59 billion in cash on October 6, 2014 to existing WhatsApp securityholders.
The following table summarizes the components of the purchase consideration transferred based on the closing price of $77.56 per share of our Class A common stock on the Acquisition Date (in millions):

Cash	$4,589
Class A Common stock (177,760,669 shares at $77.56 per share)	13,787
18,376
Less: post-combination share-based compensation and other compensation expense	(1,067)
Less: cash and promissory notes acquired on Acquisition Date	(116)
Purchase consideration	$17,193
Of the $1.07 billion of share-based compensation and other compensation expense excluded from the purchase consideration above, approximately $188 million will be accounted for as share-based compensation expense at closing as a result of the vesting provisions of WhatsApp employee awards on the Acquisition Date. This amount is reflected as a pro forma adjustment to the retained earnings in the unaudited pro forma condensed combined balance sheet but is excluded from the unaudited pro forma condensed combined statements of income, as it would not have a continuing impact on the combined results. The remaining $879 million (approximately 8.5 million shares of Class A common stock and $219 million in cash) is subject to continuous employment and will be recognized as share-based compensation and other compensation expense over the required service period of up to 3 years. Such incremental compensation expense is reflected as an adjustment to the unaudited pro forma condensed combined statements of income (see Note 3h).
The following table summarizes the preliminary allocation of the assets acquired and liabilities assumed based on their fair values on the assumed acquisition date and the related estimated useful lives of the amortizable intangible assets acquired (in millions, except for estimated useful life):

		Preliminary estimated useful life
Current assets	$51
Non-current assets	24
Current liabilities, net of deferred revenue	(17)
Deferred revenue	(27)
Non-current liabilities, net of deferred revenue	(19)
Deferred tax liabilities	(916)
Finite-lived intangible assets:
Acquired users	2,026	7 years
Tradename	448	5 years
Acquired technology	288	5 years
Other	21	2 years
Goodwill	15,314
Total	$17,193
We believe the amount of goodwill resulting from the allocation of purchase consideration is primarily attributable to expected synergies from future growth, from potential monetization opportunities, from strategic advantages provided in the mobile ecosystem and from expansion of our mobile messaging offerings. Goodwill is not expected to be deductible for tax purposes. In accordance with ASC 805, goodwill will not be amortized but instead will be tested for impairment at least annually and more frequently if certain indicators of impairment are present. In the event that goodwill has become impaired, we will record an expense for the amount impaired during the fiscal quarter in which the determination is made.
Upon completion of the fair value assessment, it is anticipated that the final purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the preliminary estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.
In connection with the acquisition, we will also grant approximately 46 million restricted stock units (“RSUs”) to WhatsApp employees, which will be granted in the fourth quarter of 2014. For pro forma purposes, we valued these RSUs based on the closing price of $77.56 per share of our Class A common stock on the Acquisition Date and assumed they were granted on January 1, 2013. These RSUs will be accounted for as share-based compensation expense over the required service periods based on the grant date fair value, which will be different from the closing price on the Acquisition Date. The incremental effect of this share-based compensation expense is reflected as an adjustment to the unaudited pro forma condensed combined statements of income (see Note 3h).

3.	PRO FORMA ADJUSTMENTS
The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:
a)To record the following adjustments related to cash consideration paid and $7 million of promissory notes receivable from WhatsApp employees entered into on the Acquisition Date (in millions):

	Cash and cash equivalent	Marketable securities	Prepaid expenses and other current assets	Other assets
Cash payments(1)	$(152)	$(4,437)	$78	$156
Promissory notes receivable	—	—	5	2
Total adjustments	$(152)	$(4,437)	$83	$158
(1) Amounts paid include $78 million and $156 million of unvested cash consideration, recorded as restricted cash, current in prepaid expenses and other current assets and restricted cash, non current in other assets, respectively.

b)To record preliminary fair value adjustments to ac    quired property and equipment, net, assumed deferred revenue liability and finance lease liability recorded in other liabilities as of the Acquisition Date:

	Property and equipment, net	Deferred revenue and deposits	Deferred revenue, non-current portion	Other liabilities
Fair value adjustments	$6	$(9)	$(16)	$6

c)To record preliminary fair values of the intangible assets acquired in connection with the WhatsApp acquisition and associated amortization expenses (in millions, except for estimated useful life).

	Preliminary fair values	Preliminary estimated useful life	Six months amortization based upon preliminary fair values	Annual amortization based upon preliminary fair values
Acquired users	$2,026	7 years	$145	$289
Tradename	448	5 years	45	89
Acquired technology	288	5 years	29	58
Other	21	2 years	5	11
Goodwill	15,314		—	—
	$18,097		$224	$447

d)
To record approximately $14 million of revested cash consideration related to pre-acquisition services which is capitalized as part of the purchase consideration; to accrue for an additional $3 million in acquisition costs incurred by us; and the elimination of WhatsApp's $2 million current liability related to early exercise of options and acquisition costs.

e)
To record approximately $916 million preliminary non-current net deferred tax liabilities adjustment related to the acquisition, offset by the elimination of $2 million non-current liability related to early exercise of options and deferred rent in other liabilities.

f)	To eliminate WhatsApp historical preferred stock.
g)To record the adjustments to additional paid-in capital and retained earnings to reflect the combined equity structure (in millions):

	Additional paid-in capital	Retained earnings (accumulated deficit)
Historical balance as reported
Facebook	$13,759	$4,592
WhatsApp	334	(663)
Combined historical balances	14,093	3,929
Eliminate WhatsApp historical equity	(334)	663
Record adjustments to equity related to stock consideration and acceleration of vesting of WhatsApp employee awards (see Note 2)	13,127	—
Record direct acquisition costs due at closing (see Note 3d)	—	(3)
Record adjustments to retained earnings related to acceleration of vesting of WhatsApp employee awards (See Note 2)	—	(188)
Total adjustments	12,793	472
Pro forma combined	$26,886	$4,401

h)To record the effects of share-based compensation expense and other compensation expense related to unvested cash consideration as follows (in millions):

	For the year ended December 31, 2013
	Cost of revenue	Research and development	Marketing and sales	General and administrative
Other compensation expense related to unvested cash consideration	$—	$71	$14	$4
Share-based compensation expense	—	1,075	70	22
Total compensation expense	—	1,146	84	26
Less: share-based compensation expense recorded by WhatsApp	(12)	(71)	—	(16)
Adjustments to compensation expense	$(12)	$1,075	$84	$10

	For the six months ended June 30, 2014
	Cost of revenue	Research and development	Marketing and sales	General and administrative
Other compensation expense related to unvested cash consideration	$—	$28	$7	$2
Share-based compensation expense	—	512	34	10
Total compensation expense	—	540	41	12
Less: share-based compensation expense recorded by WhatsApp	(18)	(62)	—	(17)
Adjustments to compensation expense	$(18)	$478	$41	$(5)

i)
To eliminate acquisition related transaction costs of $7 million recorded by Facebook and WhatsApp in the historical condensed consolidated statement of income and historical condensed statement of operations, respectively, for the six months ended June 30, 2014.

j)To record the pro forma adjustments to reflect benefits from income tax at the weighted-average estimated statutory income tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded as follows (in millions, except for effective tax rate):

	For the year ended December 31, 2013	For the six months ended June 30, 2014
Total pro forma adjustments recorded to decrease income before provision for income taxes in the unaudited pro forma condensed combined statements of income	$(1,604)	$(713)
Estimated effective tax rate applicable to pro forma adjustments	35%	39%
Pro forma adjustments to reflect benefits from income taxes	$559	$275

k)	To record the adjustments to net income available to participating securities.

l)
To record the Class A common stock issued as consideration to WhatsApp’s stockholders and RSUs to be granted to WhatsApp’s employees in connection with the acquisition. We have excluded the effects of certain awards issued or granted in connection with the acquisition from the diluted earnings per share calculation for the pro forma combined year ended December 31, 2013 and the six months ended June 30, 2014 because the impact would be anti-dilutive.